CARL MARKS GROUP - - UNIFLEX, INC.
                               VOTING AGREEMENT

      AGREEMENT dated as of March 5, 1999 by and between UNIFLEX ACQUISITION CORP., a Delaware corporation ("Acquisition") and the other parties signatory hereto (each a "Stockholder").

                                    RECITALS

      A. Concurrently herewith, Acquisition and Uniflex, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger and Recapitalization of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which (and subject to the terms and conditions specified therein) Acquisition will be merged with and into the Company (the "Merger").

      B. As a condition to Acquisition entering into the Merger Agreement, Acquisition requires that each Stockholder enter into, and each such Stockholder hereby agrees to enter into, this Agreement.

                                    AGREEMENT

      To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

      1. Representations and Warranties of Stockholders. Each Stockholder hereby severally and not jointly represents and warrants to Acquisition as follows:

            a. Ownership of Shares.

                  i. Such Stockholder is the record holder or beneficial owner of the number of shares of Company Common Stock as is set forth opposite such Stockholder's name on Schedule I hereto (such shares shall constitute the "Existing Shares", and together with any shares of Company Common Stock acquired of record or beneficially by such Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise shall constitute the "Shares").

                  ii. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the outstanding shares


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            of Company Common Stock owned of record or beneficially by such
            Stockholder. Such Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

                  iii. Such Stockholder has sole power of disposition with
            respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule I and sole voting power with respect to the matters set forth in Section 2 hereof and sole power to demand appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on
            Schedule I, and sole power to agree to all of the matters set forth herein with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  iv. Such Stockholder will have sole power of disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder and will have sole voting power with respect to the matters set forth in Section 2 hereof and sole power to demand appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

            b. Organization; Power; Binding Agreement. If such Stockholder is a corporation, such Stockholder is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of its organization. If such Stockholder is a corporation, such Stockholder has the necessary corporate power and authority to enter into and perform all of such Stockholder's obligations under this Agreement and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of such Stockholder's spouse, enforceable against such person in accordance with its terms.

            c. No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and any required amendments to any Schedule 13D filed by any such Stockholder,
(A) no filing with, and no


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permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable certificate of incorporation, bylaws, trust, partnership agreement or other agreements or organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

            d. No Transfer. Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, community property interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

            e. No Finders. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in his or her capacity as such.

            f. Acknowledgment. Such Stockholder understands and acknowledges that Acquisition is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

      2. Agreement To Vote; Proxy.

            a. Voting. Each Stockholder hereby severally and not jointly agrees that, until the Termination Date (as defined in Section 7 hereof), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares owned by such Stockholder (i) in favor of the Merger and adoption of the Merger Agreement, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof, provided that each


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

Stockholder shall not be required to vote to approve the Merger if any amendment to the Merger Agreement (x) decreases the amount of Merger Consideration or (y) materially adversely affects the Stockholder's interests in the Merger, unless such Stockholder agrees in writing to such amendment to the Merger Agreement;
(ii) against any action or agreement that would (or would be reasonably likely to) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing by Acquisition in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (2) a sale, lease or transfer (whether by merger, consolidation, operation of law or otherwise) of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (3)(a) any change in the majority of the board of directors of the Company; (b) any amendment of the Company's certificate of incorporation or by-laws; (c) any other material change in the Company's corporate structure or business; or (d) any other action which is intended, or could reasonably be expected, or impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

            b. PROXY. EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, ACQUISITION AND JAMES A PARSONS, PRESIDENT OF ACQUISITION, AND A. DEAN DAVIS, VICE PRESIDENT OF ACQUISITION, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF ACQUISITION, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF ACQUISITION, AND ANY OTHER DESIGNEE OF ACQUISITION, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 2(a) ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

      3. Certain Covenants of Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:


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

            a. No Solicitation. Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Acquisition or any Affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 6.4 in the Merger Agreement). If any Stockholder in his or its capacity as such receives any such inquiry or proposal, then such Stockholder shall promptly inform Acquisition, on a prompt and ongoing basis, of the terms and conditions, if any, of such inquiry or proposal, the identity of the person making it and the status, content and progress of any negotiations. Each Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

            b. Restriction on Transfer, Proxies and Noninterference; Restriction on Withdrawal. Prior to the Termination Date, no Stockholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and to Acquisition pursuant to this Agreement, offer for sale, sell, transfer (whether by merger, consolidation, operation of law or otherwise), tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer (whether by merger, consolidation, operation of law or otherwise), tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Stockholder's Shares or any interest therein, (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

            c. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal from the Merger or rights to dissent from the Merger that such Stockholder may have.

      4. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by


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

operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

      6. Stop Transfer. Each Stockholder agrees with, and covenants to, Acquisition that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

      7. Termination. The obligations of the Stockholders under this Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, (ii) the date the Merger Agreement is terminated in accordance with its terms, or
(iii) any event described in Section 8.1(a)(v)(A), (B), (D) or (E) of the Merger Agreement has occurred. The termination of this Agreement shall not relieve any party from liability for any breach of this Agreement.

      8. Miscellaneous.

            a. Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties.

            b. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            c. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the Stockholders at the addresses and facsimile numbers set forth on Schedule I hereto (with a copy to their counsel, Battle Fowler LLP, whose address is listed below). All communications hereunder shall be delivered to Acquisition as follows:

            Uniflex Acquisition Corp.

            c/o RFE Investment Partners
            36 Grove Street
            New Canaan, Connecticut  06840
            Attention:  James Parsons
            Facsimile No.:  (203) 966-3109


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

            c/o CMCO, Inc.
            135 East 57th Street
            New York, New York 10022
            Attention:  Robert Davidoff
            Facsimile No.:  (212) 980-2630

      copy to:

            Battle Fowler LLP
            75 East 55th Street
            New York, New York  10022
            Attention:  Thomas More Griffin
            Facsimile No.:  (212) 856-7823

      copy to:

            Finn Dixon & Herling LLP
            One Landmark Square
            Stamford, Connecticut  06901
            Attention:  Charles J. Downey III
            Facsimile No.:  (203) 348-5777

      With a copy to:

            Olshan Grundman Frome Rosenzweig & Wolosky LLP
            505 Park Avenue
            New York, NY  10022
            Attention:  Jeffrey S. Spindler, Esq.
            Facsimile No.:  (212) 753-0751

      And a copy to:

            Graubard Mollen & Miller
            600 Third Avenue
            New York, New York  10016
            Attention:  David Alan Miller, Esq.
            Facsimile No.:  (212) 818-8881

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.


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

            d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            e. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

            f. Counterparts; Facsimile Signature. This Agreement may be executed in (i) two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement and (ii) by facsimile (provided an original of the facsimile is provided).

            g. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            h. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      9. Definitions; Construction. For purposes of this Agreement:

            a. "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

            b. "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

            c. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, subdivision, recapitalization, combination,


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

exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all stock distributed pursuant to such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, exchanged, split, subdivided, combined or recapitalized.

      10. Stockholder Capacity. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Stockholder's Shares.

                            [Signature Page Follows]


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      IN WITNESS WHEREOF, Acquisition and each Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.


                                    UNIFLEX ACQUISITION CORP.

                                    By: /s/ James A. Parsons
                                        ------------------------
                                        Name:  James A. Parsons
                                        Title: President


                                    STOCKHOLDERS:


                                    CMNY CAPITAL, L.P.

                                    By: /s/ Robert Davidoff
                                        -----------------------
                                        Name: Robert Davidoff
                                        Title: General Partner


                                    CMCO, INC.

                                    By: /s/ Robert Davidoff
                                        -----------------------
                                        Name: Robert Davidoff
                                        Title: Vice President


                                    /s/ Robert Davidoff
                                    ---------------------------
                                    Robert Davidoff


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                                  Schedule I


Name                  Address and Facsimile Number    Number of Existing Shares
----                  ----------------------------    -------------------------
CMNY Capital, L.P.                   *                242,300
CMCO, Inc.                           *                 54,912
Robert Davidoff                      *                  2,946

--------
      * Address and facsimile number for each Stockholder is 135 East 57th Street, New York, New York 10022, Fax: (212) 980-2630